Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement of the Windstream 2007 Deferred Compensation Plan on Form S-8 of our report dated February 27, 2006, except as to Notes 12 and 14, for which the date is November 13, 2006, relating to the financial statements of The Wireline Division of Alltel Corporation, which appears in the Current Report on Form 8-K of Windstream Corporation dated November 14, 2006.
/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
January 12, 2007